                                                                     EXHIBIT 4.3

THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.

                                     WARRANT

                               to Purchase Shares

                                       of

                          Holding Company Common Stock

                                       of

                       MONY FINANCIAL SERVICES CORPORATION

         This certifies that, for value received, _____________________, or its registered assigns (the "Holder"), is entitled to purchase, subject to the provisions of this Warrant, from MONY FINANCIAL SERVICES CORPORATION, a Delaware corporation (the "Company"), at any time on or after the Demutualization Date and on or before the tenth anniversary of the Demutualization Date (the "Expiration Date"), an aggregate number of fully paid and nonassessable shares of Holding Company Common Stock, that is equal to the number of shares of Holding Company Common Stock that would collectively represent ___%* of the Holding Company Common Stock on a fully diluted basis (giving effect to, among other things, the issuance of such shares and the issuance of shares upon the exercise, conversion or exchange of options, warrants, and convertible and exchangeable securities then outstanding (other than the Convertible Preferred Stock) on the Demutualization Date, subject to adjustment from time to time as provided herein (such number of shares being hereinafter referred to as the "Warrant Shares Number"), at the purchase price per share calculated as specified herein. The price to be paid for each share of Holding Company Common Stock is subject to adjustment from time to time

----------

*/ The total percentage of fully diluted Holding Company Common Stock to be represented by all the Warrants issued at the First Closing will be 7.00%.

as hereinafter set forth. The purchase price payable for each share of Holding Company Common Stock in effect at any time and as adjusted from time to time is referred to herein as the "Exercise Price." This Warrant is one of the Warrants referred to in Section 1.2 of the Investment Agreement, dated as of December 30, 1997 (the "Investment Agreement"), by and among The Mutual Life Insurance Company of New York ("Mutual"), the Company and the Investors named therein.

         Section 1. Definitions. Except as otherwise specified herein, capitalized terms used herein but not defined herein have the meanings assigned to them in the Investment Agreement, as in effect on the date hereof. In addition, for purposes of this Warrant, the following terms have the following respective meanings:

         "Closing Price" means, with respect to the Holding Company Common Stock, for any day, the reported last sale price per share on the principal national securities exchange or inter-dealer quotation system on which the Holding Company Common Stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange or inter-dealer quotation system, the average of the closing bid and asked prices per share in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Company for that purpose.

         "common stock" includes any stock of any class of capital stock which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the issuer thereof and which is not subject to redemption by the issuer thereof.

         "Holding Company Common Stock" means the common stock of the Company authorized at the Demutualization Date. Subject to the provisions of Section 9, shares issuable on exercise hereof shall include only shares of Common Stock or shares of any class or classes of common stock resulting from any reclassification or reclassifications thereof; provided, however, that if at any time there shall be more than one such resulting class, the shares so issuable on exercise hereof shall include shares of all such classes, and the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

         "Trading Day" means (i) if the Holding Company Common Stock is listed or admitted for trading on the New York Stock Exchange or any other national securities exchange, a day on which such exchange is open for business; (ii) if the Holding Company Common Stock is quoted on the Nasdaq National Market or any other system of automated dissemination of quotations of securities prices, a day on which trades may be effected through such system; or (iii) if the Holding Company Common Stock is not listed or admitted for trading on any national securities exchange or quoted on the Nasdaq National Market or any other system of automated dissemination of quotation of securities prices, a day on which the Holding Company Common Stock is traded regular way in the over-the-counter market and for which a closing bid and a closing asked price for the Holding Company Common Stock are available.

         "Warrant Shares Percentage" means, at any particular time, the percentage of the Holding Company Common Stock on a fully diluted basis (giving effect to, among other things, the issuance of


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the shares issuable upon exercise of this Warrant and the issuance of shares upon the exercise, conversion or exchange of options, warrants, and convertible securities and exchangeable securities then outstanding (other than the Convertible Preferred Stock)) that is, was or would be issuable upon exercise of this Warrant at such time.

         Section 2. Initial Exercise Price and Additional Warrants. The initial Exercise Price shall be either (a) if the IPO occurs prior to, on or within 5 Trading Days after the Demutualization Date, the initial public offering price per share sold in the IPO as specified on the cover page of the final Prospectus (the "IPO Price") unless the average of the daily Closing Prices of the Holding Company Common Stock for the 40 Trading Days following the first 20 Trading Days after the Demutualization Date (the "40 Trading Day Average") is greater than 115% of the IPO Price, in which case the initial Exercise Price shall be equal to the IPO Price plus an amount equal to one half of the excess of the 40 Trading Day Average over 115% of the IPO Price or (b) if the IPO does not occur prior to, on or within 5 Trading Days after the Demutualization Date, the lesser of (i) the average of the daily Closing Prices of the Holding Company Common Stock for the first 20 Trading Days following Demutualization and (ii) 70% of the book value per share of the Holding Company Common Stock as of the Demutualization, determined in accordance with GAAP.

         In the event the IPO occurs within 180 days after the Demutualization Date, as soon as practicable after the IPO the Company will issue and deliver to the Holder an additional Warrant having an initial Warrant Shares Number equal to such number that when combined with the Warrant Shares Number of this Warrant will represent the same percentage of the Holding Company Common Stock on a fully diluted basis (giving effect to, among other things, the issuance of shares in the IPO, the issuance of the shares issuable upon exercise of such additional Warrant and the issuance of shares upon the exercise, conversion or exchange of options, warrants and convertible and exchangeable securities then outstanding (other than the Convertible Preferred Stock)) as the Warrant Shares Percentage on the Demutualization Date. The initial Exercise Price with respect to such additional Warrant shall be the IPO Price, and, in the


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event that the IPO Price is lower than the Exercise Price of this Warrant in effect at the time of the consummation of the IPO, the Exercise Price of this Warrant shall at such time become the IPO Price.

         Section 3. Exercise of Warrant. Subject to the provisions hereof, this Warrant may be exercised, in whole or in part, at any time on or after the Demutualization Date and on or before the Expiration Date, by presentation and surrender hereof to the Company at the office or agency of the Company maintained for that purpose pursuant to Section 15 (the "Warrant Office"), with the Purchase Form annexed hereto duly executed and accompanied by payment to the Company, for the account of the Company, of the Exercise Price for the number of shares specified in such form. The Exercise Price may be paid at the option of the Holder (i) by certified or official bank check or by wire transfer of immediately available funds to an account designated by the Company for this purpose or (ii) by the surrender of shares of Holding Company Common Stock (which surrender shall be evidenced by the reduction of the number of shares of Holding Company Common Stock purchasable upon exercise of this Warrant), and without the payment of the Exercise Price in money, in return for the delivery to the Holder of such number of shares of Holding Company Common Stock equal to the product of (1) the number of shares of Holding Company Common Stock for which this Warrant is being exercised (if the Exercise Price were being paid in cash) and (2) the Cashless Exercise Ratio. For purposes of this Warrant, the "Cashless Exercise Ratio" shall equal a fraction, the numerator of which is the excess of the Closing Price of the Holding Company Common Stock on the date of exercise over the Exercise Price as of the date of exercise and the denominator of which is the Closing Price of the Holding Company Common Stock on the date of exercise. An exercise of this Warrant in accordance with clause (ii) of the second preceding sentence is herein called a "Cashless Exercise". If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the shares of Holding Company


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
Common Stock purchasable hereunder. The Company shall keep at the Warrant Office a register for the registration and registration of transfer of Warrants.

         Upon receipt by the Company of this Warrant at the Warrant Office, in proper form for exercise, the Holder shall be deemed to be the holder of record of the shares of Holding Company Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Holding Company Common Stock shall not then be actually delivered to the Holder. The Company shall pay all expenses, and any and all United States Federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 3, except that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Holding Company Common Stock in a name other than that of the Holder who shall have surrendered the same in exercise of the subscription right evidenced thereby.

         The Company covenants that all shares of Holding Company Common Stock issued upon exercise of this Warrant will, upon payment of the Exercise Price, be duly authorized and validly issued, fully paid and nonassessable, free of preemptive rights and, except as provided in the preceding paragraph, free from all taxes, liens, charges and security interests with respect to the issue thereof except for those arising out of any action or inaction of the Holder. The Company shall use its commercially reasonable efforts to list the shares of Holding Company Common Stock required to be delivered upon exercise of this Warrant prior to such delivery upon each securities exchange or quotation system, if any, upon which the outstanding Holding Company Common Stock is listed or quoted at the time of such delivery.

         The Company shall from time to time use its commercially reasonable efforts to take all action which may be necessary to obtain and keep effective any and all permits, consents and approvals of governmental agencies and authorities and securities acts filings under federal and state laws which may


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
be or become requisite in connection with the issuance, sale, transfer and delivery of the Warrant, the exercise of the Warrant, and the issuance, sale, transfer and delivery of the shares of Holding Company Common Stock issued upon exercise of the Warrant.

         Section 4. Reservation of Shares; Preservation of Rights of Holder. The Company hereby agrees that there shall be reserved for issuance upon exercise of this Warrant, free from preemptive rights, such number of shares of authorized but unissued shares of Holding Company Common Stock, as shall be required for issuance upon exercise of this Warrant.

         Section 5. Fractional Shares. No fractional shares of Holding Company Common Stock shall be issued upon exercise of any Warrant. If more than one Warrant shall be surrendered for exercise at one time by the same Holder, the number of full shares which shall be issuable upon exercise thereof shall be computed on the basis of the aggregate number of shares for which such Warrants are being exercised. Instead of any fractional share of Holding Company Common Stock which would otherwise be issuable upon exercise of any Warrant or Warrants, the Company shall calculate and pay a cash adjustment in respect of such fraction (calculated to the nearest 1/1,000th of a share) in an amount equal to the same fraction of the Closing Price at the close of business on the day of exercise (or, if such day is not a Trading Day, on the Trading Day immediately preceding such day).

         Section 6. Exchange, Transfer, Assignment or Loss of Warrant. This Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender to the Company hereof at the Warrant Office for other Warrants of different denominations entitling the Holder(s) thereof to purchase in the aggregate the same number of shares of Holding Company Common Stock purchasable hereunder. The Company shall keep at the Warrant Office a register for registration of Warrants and transfers of Warrants. Subject to the terms and conditions of the Securities Act, this Warrant is transferable in the same manner and with the same effect as in the case of a negotiable instrument payable to a specific person. Upon surrender of this Warrant to the Company at the Warrant Office with the Assignment Form annexed hereto ("Assignment Form") duly executed and funds sufficient to pay any transfer tax, and such certifications or either evidence of compliance with federal and state securities laws as the Company shall reasonably request (such certifications or other evidence, "Securities Laws Assurances"), the Company shall, without charge, execute and deliver a new Warrant registered in the name of the assignee named in the Assignment Form at the address specified in the Assignment Form, and this Warrant shall promptly be canceled. The Company may deem and treat the registered holder of any Warrant as the absolute owner thereof for all


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
purposes, and the Company shall not be affected by any notice to the contrary. If and when this Warrant is assigned in blank, the Company may (but shall not be obliged to) treat the bearer hereof as the absolute owner of this Warrant for all purposes and the Company shall not be affected by any notice to the contrary. A Warrant, if presented together with a properly executed Assignment Form and any Securities Laws Assurances, may be exercised by an assignee for the purchase of shares of Holding Company Common Stock without prior delivery of a new Warrant issued in the name of the assignee. Notwithstanding the foregoing, no Securities Laws Assurances shall be required in connection with any transfer or assignment that is permitted without restriction by, and made in accordance with, Section 1.6 of the Investment Agreement.

         This Warrant may be subdivided or combined with other Warrants evidencing the same rights as the rights evidenced hereby upon presentation and surrender hereof at the Warrant Office together with a written notice signed by the Holder hereof specifying the denominations in which new Warrants are to be issued. Upon presentation and surrender of any Warrant or Warrants, together with such written notice, for subdivision or combination, the Company shall issue a new Warrant or Warrants, in the denominations requested, entitling the holders thereof to purchase the same aggregate number of shares of Holding Company Common Stock as the Warrant or Warrants so surrendered. Such new Warrant or Warrants shall be registered in the name of the Holder submitting such request and delivered to such Holder, unless such Holder shall have submitted a properly executed Assignment Form and funds sufficient to pay any transfer tax and any Securities Laws Assurances, in which case such of the new Warrants as shall have been assigned by the Holder shall be registered in the name of and delivered to the Holder's assignee or designee. Any Warrant surrendered for subdivision or combination shall be canceled promptly upon the issuance of such new Warrant or Warrants. The term "Warrant" as used herein includes any Warrants into which this Warrant may be subdivided, combined or exchanged. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new


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
Warrant of like tenor and date. Any such new Warrant executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not this Warrant so lost, stolen, destroyed or mutilated shall be at any time enforceable by anyone.

         Section 7. Rights of the Holder. The Holder shall not, by virtue hereof, be entitled to any rights of a stockholder in the Company.

         Section 8. Antidilution Provisions. The Exercise Price and the Warrant Shares Number shall be subject to adjustment from time to time as provided in this Section 8.

         (1) In case at any time after the Demutualization Date the Company shall pay or make a dividend or other distribution on any class of capital stock of the Company payable in Holding Company Common Stock, the Exercise Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Exercise Price by a fraction of which the numerator shall be the number of shares of Holding Company Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this paragraph (1), the number of shares of Holding Company Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Holding Company Common Stock.

         (2) In case at any time after the Demutualization Date the Company shall issue rights, options or warrants to all holders of its Holding Company Common Stock entitling them to subscribe for or purchase shares of Holding Company Common Stock at a price per share less than the current market price per share (determined as provided in paragraph (8) of this Section) of the Holding Company Common Stock on the date fixed for the determination of stockholders entitled to receive such rights,


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options or warrants, the Exercise Price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such Exercise Price by a fraction of which the numerator shall be the number of shares of Holding Company Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Holding Company Common Stock which the aggregate of the offering price of the total number of shares of Holding Company Common Stock so offered for subscription or purchase would purchase at such current market price and the denominator shall be the number of shares of Holding Company Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Holding Company Common Stock so offered for subscription or purchase, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this paragraph (2), the number of shares of Holding Company Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Holding Company Common Stock.

         (3) In case at any time after the Demutualization Date outstanding shares of Holding Company Common Stock shall be subdivided into a greater number of shares of Holding Company Common Stock, the Exercise Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case outstanding shares of Holding Company Common Stock shall each be combined into a smaller number of shares of Holding Company Common Stock, the Exercise Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.




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
         (4) In case at any time after the Demutualization Date the Company shall, by dividend or otherwise, distribute to all holders of its Holding Company Common Stock evidences of its indebtedness, shares of any class of capital stock, or other property (including securities, but excluding (i) any rights, options or warrants referred to in paragraph (2) of this Section, (ii) any dividend or distribution paid exclusively in cash, (iii) any dividend or distribution referred to in paragraph (1) of this Section and (iv) any merger or consolidation to which Section 9 applies), the Exercise Price shall be reduced so that the same shall equal the price determined by multiplying the Exercise Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction of which the numerator shall be the current market price per share (determined as provided in paragraph (8) of this Section) of the Holding Company Common Stock on the date fixed for such determination less the then fair market value (as determined by the Board of Directors) of the portion of the assets, shares or evidences of indebtedness so distributed applicable to one share of Holding Company Common Stock and the denominator shall be such current market price per share of the Holding Company Common Stock (determined as provided in paragraph (8) of this Section), such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution.

         (5) In case at any time after the Demutualization Date the Company shall, by dividend or otherwise, distribute to all holders of its Holding Company Common Stock cash (excluding any cash that is distributed upon a merger or consolidation to which Section 9 applies or as part of a distribution referred to in paragraph (4) of this Section) in an aggregate amount that, combined together with (I) the aggregate amount of any other cash distributions to all holders of its Holding Company Common Stock made exclusively in cash within the 12 months preceding the date of payment of such distribution and in respect of which no adjustment pursuant to this paragraph (5) has been made and
(II) the aggregate of any cash plus the fair market value (as determined by the Board of Directors) of consideration payable in


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respect of any tender offer by the Company or any of its subsidiaries for all or any portion of the Holding Company Common Stock concluded within the 12 months preceding the date of payment of such distribution and in respect of which no adjustment pursuant to paragraph (6) of this Section has been made, exceeds 10% of the product of the current market price per share (determined as provided in paragraph (8) of this Section) of the Holding Company Common Stock on the date for the determination of holders of shares of Holding Company Common Stock entitled to receive such distribution times the number of shares of Holding Company Common Stock outstanding on such date, then, and in each such case, immediately after the close of business on such date for determination, the Exercise Price shall be reduced so that the same shall equal the price determined by multiplying the Exercise Price in effect immediately prior to the close of business on the date fixed for determination of the stockholders entitled to receive such distribution by a fraction (i) the numerator of which shall be equal to the current market price per share (determined as provided in paragraph (8) of this Section) of the Holding Company Common Stock on the date fixed for such determination less an amount equal to the quotient of (x) the excess of such combined amount over such 10% and (y) the number of shares of Holding Company Common Stock outstanding on such date for determination and (ii) the denominator of which shall be equal to the current market price per share (determined as provided in paragraph (8) of this Section) of the Holding Company Common Stock on such date for determination.

         (6) In case at any time after the Demutualization Date a tender offer made by the Company or any Subsidiary for all or any portion of the Holding Company Common Stock shall expire and such tender offer (as amended upon the expiration thereof) shall require the payment to stockholders (based on the acceptance (up to any maximum specified in the terms of the tender offer) of Purchased Shares (as defined below)) of an aggregate consideration having a fair market value (as determined by the Board of Directors) that combined together with (I) the aggregate of the cash plus the fair market value (as determined by the Board of Directors), as of the expiration of such tender offer, of consideration


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
payable in respect of any other tender offer by the Company or any Subsidiary for all or any portion of the Holding Company Common Stock expiring within the 12 months preceding the expiration of such tender offer and in respect of which no adjustment pursuant to this paragraph (6) has been made and (II) the aggregate amount of any cash distributions to all holders of the Company's Holding Company Common Stock within 12 months preceding the expiration of such tender offer and in respect of which no adjustment pursuant to paragraph (5) of this Section has been made, exceeds 10% of the product of the current market price per share of the Holding Company Common Stock (determined as provided in paragraph (8) of this Section) as of the last time (the "Expiration Time") tenders could have been made pursuant to such tender offer (as it may be amended) times the number of shares of Holding Company Common Stock outstanding (including any tendered shares) as of the Expiration Time, then, and in each such case, immediately prior to the opening of business on the Business Day after the date of the Expiration Time, the Exercise Price shall be reduced so that the same shall equal the price determined by multiplying the Exercise Price in effect immediately prior to the close of business on the date of the Expiration Time by a fraction (i) the numerator of which shall be equal to (A) the product of (I) the current market price per share of the Holding Company Common Stock (determined as provided in paragraph (8) of this Section) on the date of the Expiration Time and (II) the number of shares of Holding Company Common Stock outstanding (including any tendered shares) as of the Expiration Time less (B) the combined amount of consideration specified above, and (ii) the denominator of which shall be equal to the product of (A) the current market price per share of the Holding Company Common Stock (determined as provided in paragraph (8) of this Section) as of the Expiration Time and (B) the number of shares of Holding Company Common Stock outstanding (including any tendered shares) as of the Expiration Time less the number of all shares purchased in such tender offer (the shares so purchased being referred to as the "Purchased Shares").


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
         (7) The reclassification of Holding Company Common Stock into securities other than Holding Company Common Stock (other than any reclassification upon a consolidation or merger to which Section 9 applies) shall be deemed to involve (a) a distribution of such securities other than Holding Company Common Stock to all holders of Holding Company Common Stock (and the effective date of such reclassification shall be deemed to be "the date fixed for the determination of stockholders entitled to receive such distribution" and "the date fixed for such determination" within the meaning of paragraph (4) of this Section), and (b) a subdivision or combination, as the case may be, of the number of shares of Holding Company Common Stock outstanding immediately prior to such reclassification into the number of shares of Holding Company Common Stock outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be "the day upon which such subdivision becomes effective" or "the day upon which such combination becomes effective", as the case may be, and "the day upon which such subdivision or combination becomes effective" within the meaning of paragraph (3) of this Section).

         (8) For the purpose of any computation under paragraphs (2), (4), (5) or (6) of this Section 8, the current market price per share of Holding Company Common Stock on any date shall be conclusively calculated by the Company (absent manifest error) and be deemed to be the average of the daily Closing Prices for the ten consecutive Trading Days ending on the earlier of the day in question and the day before the "ex" date with respect to the issuance or distribution or the date of the expiration of the tender offer requiring such computation. For purposes of this paragraph, the term "'ex' date", when used with respect to any issuance or distribution, means the first date on which the Holding Company Common Stock trades regular way on the applicable securities exchange or in the applicable securities market without the right to receive such issuance or distribution.

         (9) No adjustment in the Exercise Price shall be required unless such adjustment (plus any adjustments not previously made by reason of this paragraph
(9)) would require an increase or
decrease of at least one percent in such price; provided, however, that any adjustments which by reason of this paragraph (9) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section shall be made to the nearest cent or to the nearest 1/1,000th of a share, as the case may be.

         (10) The Company may make such reductions in the Exercise Price, in addition to those required by paragraphs (1), (2), (3), (4), (5) and (6) of this
Section 8, as it considers to be advisable in order to avoid or diminish any income tax to any holders of shares of Holding Company Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes.

         (11) Whenever there shall be any change in the Exercise Price hereunder, then there shall be a corresponding adjustment (to the nearest 1/1,000th of a share) in the Warrant Shares Number, which adjustment shall become effective at the time such change in the Exercise Price becomes effective and shall be made by multiplying the Warrant Shares Number in effect immediately before such change in the Exercise Price by a fraction the numerator of which is the Exercise Price immediately before such change and the denominator of which is the Exercise Price immediately after such change.

         (12) The Company from time to time may reduce the Exercise Price, and increase the corresponding Warrant Shares Number, by any amount for any period of time if the period is at least 20 days and if the reduction and increase, as applicable, is irrevocable during the period. Whenever the Exercise Price is reduced and the corresponding Warrant Shares Number increased pursuant to this paragraph (12), the Company shall provide to the Holder a notice of the increase and related decrease at least 15 days before the date such reduced Exercise Price and increased Warrant Shares Number takes effect. The notice shall state the reduced Exercise Price and increased Warrant Shares Number and the period in which they will be in effect.

         Any reduction in the Exercise Price and corresponding increase in the Warrant Shares Number made pursuant to this paragraph (12) shall not change or adjust any Exercise Price or Warrant Shares Number otherwise in effect, or as used for calculations, for purposes of subsections (1) through (6) of this
Section 8.

         Section 9. Provision in Case of Consolidation, Merger or Sale of Assets. In case of any consolidation of the Company with any other Person, any merger of the Company into another Person or of another Person into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Holding Company Common Stock of the Company) or any conveyance, sale, transfer or lease of all or substantially all of the properties and assets of the Company, the Person formed by such consolidation or resulting from such merger or which acquires such properties and assets, as the case may be, shall execute and deliver to the Holder simultaneously therewith a new Warrant, satisfactory in form and substance to the Holder, together with such other documents as the Holder may reasonably request, entitling the Holder thereof to receive upon exercise of such Warrant on or before the Expiration Date the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, conveyance, sale, transfer or lease by a holder of the number of shares of Holding Company Common Stock purchasable upon exercise of this Warrant immediately prior to such consolidation, merger, conveyance, sale, transfer or lease, assuming that, if such consolidation, merger, conveyance, transfer, sale or lease occurs before the first date on which this Warrant may be exercised as provided herein, this Warrant was exercisable immediately prior to the time of such occurrence. If the holders of the Holding Company Common Stock may elect from choices the kind or amount of shares of stock and other securities and property receivable upon such consolidation, merger, conveyance, sale, transfer or lease, then for the purpose of this Section 9 the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, conveyance, sale, transfer or lease shall be deemed to be the choice specified by the Holder, which specification shall be made by the Holder by the later of (A) 20 Business Days after the Holder is provided with a final version of all information required by law or regulation to be furnished to holders of Holding Company Common Stock concerning such choice, or if no such information is required, 20 Business Days after the Holding Company notified the Holder of all material facts concerning such specification and (B) the last time at which holders of Holding Company Common Stock are permitted to make their specification known to the Holding Company. If the Holder fails to make any specification, the Holder's choice shall be deemed to be whatever choice is made by a plurality of holders of Holding Company Common Stock not affiliated with the Holding Company or the other person to the merger or consolidation. Such new Warrant shall contain the same basic other terms and conditions as this Warrant and shall provide for adjustments which, for events subsequent to the effective date of such written instrument, shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 8 and this Section 9.

         Section 10. No Dilution or Impairment. If any event shall occur as to which the provisions of Section 8 or 9 hereof are not strictly applicable but the failure to make any adjustment would adversely affect the purchase rights represented by this Warrant in a way that is contrary to the manifest and essential intent and principles of Sections 8 and 9 hereof, then, in each such case, the Company shall appoint an investment banking firm of recognized national standing, or any other financial expert that does not (or whose directors, officers, employees, affiliates or stockholders do not) have a direct or indirect material financial interest in the Company, who has not been, and, at the time it is called upon to give independent financial advice to the Company, is not (and none of its directors, officers, employees, affiliates or stockholders are) a promoter, director or officer of the Company, which shall give their opinion upon the adjustment, if any, on a basis consistent with the manifest and essential intent and principles established in Sections 8 and 9 hereof, necessary to preserve, without dilution, the purchase rights, represented by this Warrant. Upon receipt of such opinion, the Company will promptly provide notice thereof accompanied by a copy thereof to the Holder and shall make the adjustments described therein.

         Section 11. Taxes on Issue or Transfer of Holding Company Common Stock. The Company shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issuance of shares of Holding Company Common Stock on the exercise of this Warrant; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance of shares of Holding Company Common Stock in a name other than that of the Holder and no such issuance shall be made unless and until the person requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

         Section 12. Notice of Adjustment of Exercise Price. Whenever the Exercise Price and Warrant Shares Number are adjusted as herein provided, the Company shall promptly (i) file at the Warrant Office a certificate of a firm of independent public accountants (who may be the regular accountants employed by the Company) setting forth the Exercise Price and Warrant Shares Number after such adjustment and setting forth a statement of the facts requiring such adjustment and showing in reasonable detail the manner of computing the same and
(ii) give notice of such adjustment, accompanied by a copy of the certificate referred to in clause (i) above, to the Holder.

         Section 13. Notice Regarding Dividends, Subscription Rights, Reclassifications, Dissolutions. In case:

         (a) the Company shall declare a dividend (or any other distribution) on its Holding Company Common Stock payable (i) otherwise than exclusively in cash or (ii) exclusively in cash in an amount that would require any adjustment pursuant to Section 8; or

         (b) the Company shall authorize the granting to the holders of its Holding Company Common Stock of rights, options or warrants to subscribe for or purchase any shares of capital stock of any class or of any other rights; or

         (c) of any reclassification of the Holding Company Common Stock of the Company, or of any consolidation, merger or share exchange to which the Company is a party and for which approval of any shareholders of the Company is required, or of the conveyance, sale, transfer or lease of all or substantially all of the assets of the Company; or

         (d) of the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

         (e) the Company or any Subsidiary shall commence a tender offer for all or a portion of the Company's outstanding shares of Holding Company Common Stock (or shall amend any such tender offer);

then the Company shall provide to the Holder, and shall cause to be filed at the Warrant Office, at least 20 days (or 10 days in any case specified in clause (a) or (b) above) prior to the applicable record, expiration or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of Holding Company Common Stock of record to be entitled to such dividend, distribution, rights, options or warrants are to be determined, (y) the date on which the right to make tenders under such tender offer expires or (z) the date on which such reclassification, consolidation, merger, conveyance, transfer, sale, lease, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Holding Company Common Stock of record shall be entitled to exchange their shares of Holding Company Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, conveyance, transfer, sale, lease, dissolution, liquidation or winding up. Neither the failure to give such notice or the notice referred to in Section 12 nor any defect therein shall affect the legality or validity of the proceedings described in clauses (a) through (e) of this Section 13.

         Section 14. Provision in Certain Circumstances. The Company and Mutual hereby agree that if (x) the Plan is not approved by the Superintendent or the Mutual policyholders pursuant to Section 7312 or is otherwise not consummated prior to the later of the First Closing or the Second Closing, if any, or if for any other reason Mutual has not, prior to the tenth anniversary of the later of the First Closing or the Second Closing, if any, converted to a stock life insurance company pursuant to Section 7312 or any similar or successor provision of the NYIL in effect prior to such tenth anniversary, (y) during the period referred to in the preceding clause (x) during which Mutual has not so converted it shall merge with, combine or consolidate with or into any other Person, and
(z) (i) subsequent to such merger, combination or consolidation Mutual (if Mutual is the surviving entity) or the Person which is the surviving entity (if other than Mutual) shall convert from mutual to stock form pursuant to Section 7312 or any similar or successor provision of the NYIL or any other Applicable Insurance Law or (ii) such merger, combination or consolidation shall result in a surviving entity which is a stock corporation, partnership, limited liability company or other entity organized otherwise than in mutual form, in each case as may then be permitted by any Applicable Insurance Law or otherwise (any of such transactions described in this clause (z), an "Alternative Transaction"), then, immediately upon the consummation of such Alternative Transaction, Mutual shall make, or cause the successor to Mutual to make, a payment to the Holder equal to, and consisting of, the amount and kind of consideration that the Holder would have been entitled to receive in connection with such Alternative Transaction if the Holder had an interest in Mutual that was equal to the Warrant Share Percentage immediately prior to such Alternative Transaction after deducting an amount equal to 60% of the book value of an interest in Mutual immediately prior to such Alternative Transaction that is equal to the Warrant Share Percentage immediately prior to such transaction. Upon such payment, this Warrant will automatically be cancelled. If the policyholders of Mutual may elect from choices the kind or amount of consideration receivable upon such Alternative Transaction, then for the purpose of this Section 14, the Holder shall similarly be entitled to specify such a choice, which specification shall be made by the Holder by the later of (A) 20 Business Days after the Holder is provided with a final version of all information required by law or regulation to be furnished to the Mutual policyholders concerning such choice, or if no such information is required, 20 Business Days after Mutual notified the Holder of all material facts concerning such specification and (B) the last time at which the Mutual policyholders are permitted to make their specification known to Mutual. If the Holder fails to make any specification, the Holder's choice shall be deemed to be whatever choice is made by a plurality of the Mutual policyholders.

         Section 15. Maintenance of Office or Agency. The Company will maintain an office or agency in the Borough of Manhattan, The City of New York, where this Warrant may be presented or surrendered for split-up, combination, registration of transfer, or exchange and where notices and demands to or upon the Company in respect of this Warrant may be served. The address of such office or agency at the date hereof is _________________. The Company shall provide notice to the Holder of any change in such address promptly after such change.

         Section 16. Notices. Notices under this Warrant to the Investor shall be provided in the manner, and to the addresses of the Investor, set forth in
Section 6.6 of the Investment Agreement. Notices to any Holder other than the Investor shall be made in writing and mailed, first-class postage prepaid, or delivered by hand or overnight courier, at its last address as it shall appear upon the register provided for in Section 3.

         Section 17. Successors. All the covenants and provisions of this Warrant of the Company and Mutual shall bind and inure to the benefit of their respective successors, including any successor entity to Mutual in an Alternative Transaction.

         Section 18. Governing Law. This Warrant shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of laws.

         Section 19. Entire Agreement. This Warrant (with the documents referred to herein) embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

Dated:                                       MONY FINANCIAL SERVICES
                                        CORPORATION

                                             By:
                                                  [Title]

ATTEST:

               Secretary

                                             THE MUTUAL LIFE INSURANCE
                                        COMPANY OF NEW YORK

                                             By:
                                                  [Title]

ATTEST:

               Secretary

                                  PURCHASE FORM

         The undersigned hereby irrevocably elects to exercise the within Warrant to the extent of purchasing _______ shares of Holding Company Common Stock, par value $.01 per share, of MONY Financial Services Corporation and hereby makes payment as follows:

(check one)

/ /      $__________ by certified or official bank check or wire transfer.

/ / By surrender of shares of Holding Company Common Stock purchasable upon exercise of the within Warrant pursuant to a Cashless Exercise.

                         Signature:

Dated:                   , _____.

Instructions for Registration of Stock

               Name
                              (please typewrite or print in block letters)

               Address

               *         *         *         *         *

                                 ASSIGNMENT FORM

               FOR VALUE RECEIVED,
hereby sells, assigns and transfers unto

Name
                  (please typewrite or print in block letters)

Address

the right to purchase Holding Company Common Stock represented by this Warrant to the extent of _____ shares as to which such right is exercisable and does hereby irrevocably constitute and appoint __________, attorney, to transfer the same on the books of the Company with full power of substitution in the premises.

                                            Signature:

Dated:                   , _____.